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                                                           Exhibit 2.10

                                    AGREEMENT


     RECOTON CORPORATION ("Recoton") and INTERNATIONAL JENSEN INCORPORATED ("Jensen") hereby agree as of May 1, 1996 as follows:


     1. Recoton hereby consents to the execution of the Amended and Restated Agreement for Purchase and Sale of Assets between Jensen and IJI Acquisition Corp. ("IJI Acquisition") dated as of January 3, 1996 (the "OE Agreement").

     2. Jensen shall not agree to any amendment to the OE Agreement (including without limitation any exhibits or schedules thereto), nor shall it agree to any language for exhibits stated "to be attached subsequent to execution" nor shall it agree to the sale of any portion of Jensen's accounts receivable related to the OEM Business (as defined in the OE Agreement) pursuant to Section 1.8 of the OE Agreement at a discount in excess of an aggregate of $200,000 off of the face amount of such receivables, without in each case Recoton's prior written approval.


     IN WITNESS WHEREOF, the parties hereto have entered into this agreement as of the date set forth above.


                              RECOTON CORPORATION


                              By: /s/ Stuart Mont
                                 ---------------------------------
                                   Name:   Stuart Mont
                                   Title:  Executive Vice
                                             President - Operations

                              INTERNATIONAL JENSEN INCORPORATED


                              By:   /s/ Marc Tanenberg
                                 ---------------------------------
                                   Name:   Marc Tanenberg
                                   Title:  Vice President